EXHIBIT 10.6

AMENDMENT NO. 2 TO THE
WENDY’S/ARBY’S GROUP, INC.
2009 DIRECTORS’ DEFERRED COMPENSATION PLAN

This Amendment No. 2 to the Wendy’s/Arby’s Group, Inc. 2009 Directors’ Deferred Compensation Plan (this “Amendment”) is effective as of May 23, 2013 (the “Effective Date”).

WHEREAS, the Board of Directors (the “Board”) of The Wendy’s Company (the “Company”) previously adopted the 2009 Directors’ Deferred Compensation Plan (as amended, the “Plan”) effective as of May 28, 2009 to permit non-employee directors of the Company to defer certain cash amounts paid and equity grants awarded to such directors as fees in connection with their services to the Board; and

WHEREAS, the Board reserves the right to amend the Plan from time to time, in accordance with and subject to Article IX of the Plan; and

WHEREAS, the Board previously adopted Amendment No. 1 to the Plan effective as of May 27, 2010; and

WHEREAS, the Board wishes to amend the second sentence of Section 7.01 of the Plan as hereinafter set forth;

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the Effective Date:

1. The second sentence of Section 7.01 of the Plan is amended to read as follows:

“A Participant’s Restricted Share Units Subaccount Attributable to Restricted Share Deferrals (including Plan Earnings thereon) shall vest separately with respect to each award of Restricted Shares deferred by the Participant, at the same time and rate as is applicable to such award of Restricted Shares, conditioned on the Participant’s continued service on the Board, and shall also be fully vested upon the Participant’s death, upon the Participant’s total and permanent disability and upon a Change of Control.”

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized officer of the Company effective as of the Effective Date.

THE WENDY’S COMPANY

By: /s/ R. Scott Toop
       R. Scott Toop
       Senior Vice President, General Counsel
and Secretary